June 2009

Pricing Sheet dated June 23, 2009 relating to
Preliminary Pricing Supplement No. 110 dated May 29, 2009 to
Registration Statement No. 333-156423
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Global Recovery PLUS Based on the Performance of a Basket Composed of Equity and Commodity Exchange Traded Funds and Bond Indices due December 30, 2010
Performance Leveraged Upside SecuritiesSM
PRICING TERMS – JUNE 23, 2009
Issuer:	Morgan Stanley
Issue price:	$10 per PLUS (See “Commissions and issue price” below)
Stated principal amount:	$10 per PLUS
Pricing date:	June 23, 2009
Original issue date:	June 30, 2009 (5 business days after the pricing date)
Maturity date:	December 30, 2010
Aggregate principal amount:	$36,780,680
Basket:	Basket component	Bloomberg ticker symbol	Basket component weighting	Initial Average Value*	Multiplier*
	Shares of the iShares® Russell 2000® Index Fund	IWM	16.667%
	Shares of the Technology Select Sector SPDR® Fund	XLK	16.667%
	Shares of the iShares® MSCI Emerging Markets Index Fund	EEM	16.667%
	The iBoxx® USD Liquid High Yield Index	IBOXHY	15%
	The iBoxx® USD Liquid Investment Grade Index	IBOXIG	15%
	Shares of the iShares® Dow Jones U.S. Real Estate Index Fund	IYR	10%
	Shares of the PowerShares® DB Commodity Index Tracking Fund	DBC	10%

*The initial average value for each basket component will be determined over the five initial averaging dates starting on the pricing date.  Accordingly, the initial average value and multiplier for each basket component, based on the initial average value, will not be known until after the pricing date.  Morgan Stanley will file an amended pricing sheet once the initial average values have been determined.

Payment at maturity:
If the final basket value is greater than the initial basket value:
•  $10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final basket value is equal to or less than the initial basket value:
•  $10 x basket performance factor
This amount will be equal to or less than the stated principal amount of $10 and may be zero.

Maximum payment at maturity:	$12.75 per PLUS (127.5% of the stated principal amount)
Leveraged upside payment:	$10 x leverage factor x basket percentage increase
Leverage factor:	200%
Basket performance factor:	(final basket value / initial basket value)
Basket percentage increase:	(final basket value – initial basket value) / initial basket value
Initial basket value:	10, which is equal to the sum of the products of (i) the initial average value of each basket component and (ii) the applicable multiplier for such basket component
Initial averaging dates:
June 23, 2009 (the pricing date), June 24, 2009, June 25, 2009, June 26, 2009 and June 29, 2009 (five consecutive days beginning on the pricing date), subject to adjustment for non-trading days, non-index business days and market disruption events

Final basket value:	The sum of the products of (i) the final average value of each basket component and (ii) the applicable multiplier for such basket component
Final averaging dates:
December 20, 2010, December 21, 2010, December 22, 2010, December 23, 2010 and December 27, 2010 (the third trading day prior to the maturity date), subject to adjustment for non-trading days, non-index business days and market disruption events

Multiplier:
The multiplier for each basket component will be set on the last initial averaging date based on each basket component’s respective initial average value so that each basket component is reflected in the predetermined initial basket value in accordance with its applicable basket component weighting and will remain constant for the term of the PLUS.

Interest:	None
CUSIP:	617484118
ISIN:	US6174841188
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to public(1)	Agent’s commissions(1)(2)	Proceeds to company
	Per PLUS	$10	$0.20	$9.80
	Total	$36,780,680	$735,613.60	$36,045,066.40
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor.  The lowest price payable by an investor is $9.925 per PLUS.  Please see the cover page of the accompanying preliminary pricing supplement for further details.

(2)	For additional information, see “Description of PLUS—Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement.

“iBoxx®” is a registered trademark of International Index Company Limited and has been licensed for use by Morgan Stanley.  The PLUS are not sponsored, endorsed, sold or promoted by International Index Company Limited, and International Index Company Limited makes no representation regarding the advisability of investing in the PLUS.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 110 dated May 29, 2009
Prospectus Supplement dated December 23, 2008                  Prospectus dated December 23, 2008

THE PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE PLUS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.